Exhibit 99.1

Privileged and Confidential	Execution Version

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (this “Agreement”) is made and entered into as of February 11, 2019 (the “Effective Date”), by and between Priortech Ltd., a public company incorporated under the laws of State of Israel (“Seller”), and Chroma ATE Inc., a public company incorporated under the laws of Republic of China (“Purchaser”).  The Seller and the Purchaser are sometimes herein referred to each as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Seller holds 15,277,695 ordinary shares, par value NIS 0.01 per share of Camtek Ltd., a company incorporated under the laws of the State of Israel, (the “Company”) which is a company listed and trading on the Nasdaq Global Market and Tel Aviv Stock Exchange; and

WHEREAS, the Parties acknowledge that the Company is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, Purchaser desires to purchase from Seller 6,117,440 ordinary shares of the Company (the “Sale Shares”), and Seller desires to sell the Sale Shares to the Purchaser pursuant to the terms and subject to the conditions of this Agreement; and

WHEREAS, the Purchaser concurrently desires to purchase a number of ordinary shares of the Company to be issued by the Company and the Purchaser and the Company shall enter into a separate share purchase agreement, dated the even date hereof (the “SPA”), to that effect.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.          SALE AND PURCHASE OF SALE SHARES.  On the Closing Date (defined below) and subject to the terms and conditions of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from the Seller, the Sale Shares for the aggregate purchase price of $58,115,680 (the “Purchase Price”).

2.          CLOSING.

2.1          The closing of the transactions contemplated by this Agreement (the "Closing") shall take place remotely via the electronic exchange of documents and signatures on such date and time as the parties agree after the conditions set forth in this Section 0 are satisfied (the “Closing Date”).  Notwithstanding the foregoing, in no event shall the Closing Date be later than June 30, 2019 (the “Long Stop Date”).

2.2          Deliveries by Seller.  On the Closing Date, Seller shall deliver to the Purchaser a duly authorized and executed copy of the instrument of transfer in respect of the Sale Shares, in substantially the form attached hereto as Exhibit A (an “IoT”).

2.3          Deliveries by Purchaser. On the Closing Date, Purchaser shall pay to the Seller, by wire transfer of immediately available funds, the Purchase Price to an account designated by Seller.

Privileged and Confidential	Execution Version

2.4          Deliveries of Share Certificate.  Simultaneously with the deliveries required in Sections 0 and 0, Seller shall instruct the Company to: (a) cancel any share certificate issued to Seller representing the Sale Shares; (b) issue a duly executed share certificate evidencing the Sale Shares purchased by Purchaser in Purchaser’s name; and (c) cause the Company’s transfer agent to reflect the transfer contemplated by this Agreement.

2.5          Closing Conditions.

(a)          The obligations of each of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to fulfillment, or waiver by both Seller and the Purchaser, of the following conditions:

(i)          All approvals of governmental entities required to be obtained prior to the Closing in connection with the transactions contemplated hereby shall have been obtained, including but not limited to CFIUS approval and Taiwan Approvals. For the avoidance of doubt, “Taiwan Approvals” shall mean (a) the approval by the Investment Commission of the Ministry of Economic Affairs of Taiwan for the transactions contemplated under this Agreement, and (b) consent from the Central Bank of the Taiwan for the foreign exchange transactions necessary to convert the New Taiwan Dollars into United States Dollars for the payment of the Purchase Price. “CFIUS Approval” should mean the approval by the Committee on Foreign Investment in the United States.

(ii)          No law, regulation order or other similar decree or position of a government entity (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting or preventing consummation of the transactions contemplated hereby.

(iii)          The concurrent closing of the transactions contemplated under the Shareholders’ Agreement, dated as of the date hereof, between the Purchaser and Seller (the “Shareholders’ Agreement”) and the SPA.

(b)          The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to fulfillment, to the satisfaction of Purchaser, or waiver by Purchaser, of the following conditions:

(i)          The representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of Seller made only as of a specified date, which shall be true and correct in all material respects as of such date).

(ii)          Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Seller prior to the Closing.

(iii)          Seller shall have entered into the Registration Rights Agreement in a form and substance agreed by the relevant parties, dated as of the date hereof, by and between Purchaser, Seller and the Company (the “Registration Rights Agreement”);

(iv)          Seller shall have delivered to Purchaser a certificate in the form attached hereto as Exhibit B, executed by Seller, certifying the wire instructions to Seller’s bank account; and

Privileged and Confidential	Execution Version

(v)          Seller shall have obtained the required approvals of Meitav Dash Provident Funds and Pension Ltd. for the sale of the Sale Shares.

(c)          The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to fulfillment, to the satisfaction of Seller, or waiver by Seller, of the following conditions:

(i)          The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of Purchaser made only as of a specified date, which shall be true and correct in all material respects as of such date).

(ii)          Purchaser shall have executed and delivered the Registration Rights Agreement.

(iii)          Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Purchaser prior to the Closing.

3.          REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller as follows:

3.1          Organization; Due Authorization; Enforceability.  Purchaser has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization as the type of entity that it purports to be.  The execution, delivery and performance of this Agreement by Purchaser has been duly and validly authorized by all necessary action under the organizational documents of Purchaser and does not require any further authorization or consent of Purchaser or its directors, officers, trustees, shareholders (or other equity holders), members, partners or beneficial owners (including any foreign corollary to any such person) or any public official. This Agreement has been duly executed and delivered by Purchaser.  This Agreement constitutes the legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, organization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

3.2          Non-Contravention; Legal Investment.  The execution, delivery and performance of this Agreement by Purchaser does not and will not conflict with or result in the breach or violation of or default under any agreement, instrument, order, judgment, decree, law or governmental regulation to which Purchaser is subject.

3.3          Brokers. No person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement, and no person is entitled to any broker’s, finder’s, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or authorized on behalf of the Purchaser.

3.4          Israeli Resale Restrictions. Purchaser is aware of the fact that the resale of the Sale Shares may be subject to certain restrictions under the Israeli Securities Law and the regulations promulgated thereunder, and therefore the resale of such Sale Shares on the Tel Aviv Stock Exchange may be subject to such restrictions. Purchaser undertakes to comply with such restrictions with respect to the resale of the Sale Shares on the Tel Aviv Stock Exchange.

Privileged and Confidential	Execution Version

3.5          Restricted Securities. Purchaser understands that the Sale Shares will be characterized as “restricted securities” under the federal securities laws and that under such laws and applicable regulations such Sale Shares may be resold without registration under the Securities Act only in certain limited circumstances. Purchaser acknowledges that the Sale Shares must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available; provided, however, that by making the representations herein, Purchaser does not agree to hold any of the Sale Shares for any minimum or other specific term and reserves the right to dispose of the Sale Shares at any time in compliance with applicable Israeli or United States securities laws. Purchaser is aware of the provisions of Rule 144 under the Securities Act, which permit limited resale of securities purchased in a private placement.

3.6          Certain Transactions and Confidentiality. The Purchaser hereby confirms that, as of the date hereof, it does not hold any securities of the Company and that until the Closing Date, it shall not purchase any securities of the Company. Furthermore, other than consummating the transactions contemplated hereunder, Purchaser has not, directly or indirectly, executed any purchases or sales, including short sales, of the securities of the Company during the period commencing as of the time that Purchaser first received a letter of intent (written or oral) from the Company or any other Person representing the Company setting forth the material pricing terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to Purchaser's representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and affiliates, Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

4.          REPRESENTATIONS AND WARRANTIES OF SELLER.  Seller represents and warrants to Purchaser as follows:

4.1          Organization; Due Authorization; Enforceability.  The Seller is not a natural person.  The Seller has been duly organized and validly exists in good standing under the laws of the jurisdiction of its organization as the type of entity that it purports to be.  The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action under the organizational documents of Seller and does not require any further authorization or consent of Seller or its directors, officers, trustees, shareholders (or other equity holders), members, partners or beneficial owners (including any foreign corollary to any such person) or any public official.  This Agreement has been duly executed and delivered by Seller.  This Agreement constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, organization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

4.2          Non-Contravention; Legal Disposition.  The execution, delivery and performance of this Agreement by Seller does not conflict with or result in the breach or violation of or default of under any agreement, instrument, order, judgment, decree, law or governmental regulation to which Seller or the Sale Shares being sold by Seller pursuant to the terms hereof are subject.

4.3          Title to Sale Shares.  Seller is the sole record and beneficial owner of the Sale Shares and has valid marketable title to the Sale Shares, free and clear of any pledge, lien, security interest, pre-emptive right, claim, equitable interest or other encumbrance of any nature whatsoever (collectively, “Encumbrances”), other than obligations under the Company’s constituent documents and shareholder agreements and except for restrictions arising under (i) the Securities Laws or applicable “blue sky” laws; (ii) the Israeli Securities Law and regulations promulgated thereunder, this Agreement,  the Shareholders Agreement, the Registration Rights Agreement, or under the Company’s Articles. “Securities Laws” means the United States Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the listing rules of, or any listing agreement with the Principal Markets (as defined below), state securities laws and regulations, and any other applicable law regulating securities or takeover matters.  Upon the sale and transfer of the Sale Shares, and payment therefor, in accordance with the provisions of this Agreement, Purchaser will acquire valid marketable title to the Sale Shares, free and clear of all Encumbrances, other than obligations under the Company’s constituent documents and shareholder agreements, and will acquire all of Seller’s right, title and interest in and to the Sale Shares.

Privileged and Confidential	Execution Version

4.4          Consents.  (a) All third party consents, approvals and authorizations required for the Seller to execute and deliver this Agreement at the date hereof shall have been obtained, and (b) all third party consents, approvals and authorizations required (excluding CFIUS Approval, Taiwan Approvals and any approval or consent required, by any third party, for the approval of the SPA and Registration Rights Agreement) for the Seller to transfer the Sale Shares shall be obtained at the Closing.

4.5     .

5.          INDEMNIFICATION.

5.1          The representations and warranties of Seller contained in this Agreement shall survive until 11:59 p.m. in Taipei, Republic of China on the date that is one (1) year following the Closing Date; provided, however, that in the event of fraud or willful breach with respect to a representation or warranty, such representation or warranty shall survive indefinitely.

5.2          Subject to the survival period described in the foregoing Section 0, Seller shall indemnify, defend and hold harmless the Purchaser, its stockholders, officers, directors, members, managers, officers, directors, employees, affiliates, agents and representatives, and any of the foregoing’s successors and assigns (each an "Indemnified Party"), from and against any claim, loss, liability, expense or cost, including, without limitation, reasonable attorney’s fees and expenses , arising out of or otherwise due to the breach or inaccuracy of any representation, warranty, covenant or agreement of such Seller contained in this Agreement (collectively, “Losses”).

5.3          If any claim, suit, action or other proceeding to which the indemnity set forth herein applies (“Claim”) is brought against an Indemnified Party, such Indemnified Party shall give Seller prompt notice of such Claim, and Seller shall have the right, at its own expense, to participate in the defense of such Claim, and Seller shall also have the right, at its discretion, with the consent of the Indemnified Party (such consent not to be unreasonably withheld), to assume the defense of such Claim, provided that Seller shall use counsel reasonably acceptable to the Indemnified Party in defending such Claim; provided, that the Indemnified Party shall be entitled to participate, at its own cost (any such costs shall not be deemed Losses), in the Claim with counsel of its own choice. The Indemnified Party may not adjust, settle or compromise any Claim brought against it for which the indemnity set forth herein is sought without the prior written consent of Seller (such consent shall not to be unreasonably withheld).

Privileged and Confidential	Execution Version

5.4          the aggregate liability of Seller to Purchaser shall not exceed the Purchase Price;

5.5          the Seller shall not be liable to indemnify an Indemnified Party for any incidental, indirect, consequential, special or punitive damages;

5.6          The remedies provided under this Section 5 shall be the sole and exclusive remedy available to Purchaser unless the claim is arising from fraud or willful conduct of the Seller, under this Agreement and under any law, whether in contracts, torts, restitution or otherwise, in connection with breach or misrepresentation by the Seller of representations and warranties.

6.          COVENANTS AND ACKNOWLEDGEMENTS.

6.1           Public Announcements and Filings.  Each of the Purchaser and Seller shall make a full, fair and accurate Schedule 13D filing or amended Schedule 13D filing and shall be entitled to file a copy of this Agreement as an exhibit to its Schedule 13D filing or amended Schedule 13D filing, respectively, with the Securities and Exchange Commission in the United States with respect to the transactions contemplated hereunder to the extent required by applicable law or regulation. In addition, the Purchaser shall be entitled to disclose the transactions contemplated herein in accordance with the any applicable law, regulations and stock exchange rules. Except as specifically provided above, no other written public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party.

6.2          Restricted Securities.  Each of the Parties acknowledges and understands that the Sale Shares are “restricted securities” as that term is defined in Rule 144 under the Securities Act.

6.3          Regulation S.  Each of the Parties acknowledges, understands and agrees that the sale and transfer of the Sale Shares are being made in an “offshore transaction” as defined in Rule 902(h) of Regulation S under the Securities Act. Each of the Parties agrees that, as of each of the date of this Agreement and the date of the Closing, it (i) is not a “US Person” as defined in Regulation S under the Securities Act; and (ii) has not, directly or indirectly, engaged in “directed selling efforts” as defined in Rule 902(c) of Regulation S under the Securities Act in connection with the transactions contemplated by this Agreement, the Instrument of Transfer, and any other documents or instruments required to be executed or delivered in connection with this Agreement.

6.4          Investment Decision.  Each of the Parties acknowledges and agrees that it has independently and without reliance upon the other Parties, and based on such information as such Party has deemed appropriate, made its own analysis and decision to enter into this Agreement.  Each of the Parties acknowledges and agrees that, as of each of the date of this Agreement and the date of the Closing, the other Parties have not given such Party any investment advice, credit information or opinion on whether the execution, delivery and performance by such Party of this Agreement or each other Transaction Document to such Party is a party, and the consummation of the transactions contemplated hereby and thereby, is prudent.

6.5          Due Diligence and Access to Information.  The Purchaser hereby acknowledges and confirms that it has had an opportunity to conduct a due diligence investigation in relation to the Company and its subsidiaries and that its obligation to consummate the transactions contemplated by this Agreement and each other Transaction Document is subject to its prior satisfaction with the results of such due diligence investigation. Other than as set forth in this Agreement, none of the Seller, its Subsidiaries nor any of their affiliates, agents or representatives makes or has made any representation or warranty, either expressly or implied.

Privileged and Confidential	Execution Version

7.          TERMINATION.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)          at any time, by mutual written agreement of Seller and the Purchaser; or

(b)          by Purchaser at any time prior to the Closing, if (i) Seller is in breach, in any material respect, of the representations, warranties or covenants made by Seller in this Agreement, (ii) such breach is not cured within 10 business days of written notice of such breach by Purchaser (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 2.5 incapable of being satisfied; or

(c)          by Seller, at any time prior to the Closing, if (i) Purchaser is in breach, in any material respect, of the representations, warranties or covenants made by Purchaser in this Agreement, (ii) such breach is not cured within 10 business days of written notice of such breach from Seller (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 2 incapable of being satisfied; or

(d)          by written notice by either Seller or Purchaser to the other Party, at any time after the Long Stop Date if the Closing shall not have occurred on or prior to such date; provided, that the right to terminate this Agreement under this Section 00 shall not be available to such Party if the action or inaction of such Party or any of its affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement (it is clarified that this Section shall not relate to termination by the Seller under Section 7(f)).

(e)          at any time prior to Closing, by written notice by either Seller or Purchaser to the other Party, if the Closing shall not have occurred by the Long Stop Date, provided that the Party seeking to terminate this Agreement pursuant to this sub-Section 7(e) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure of the Closing to occur on or before the Long Stop Date; and provided, further, that if (i) the condition regarding receipt of CFIUS Approval set forth in Section 2.5(a)(i) above shall be the only condition of Section 2.5 herein (other than conditions that by their nature are to be satisfied at the Closing or on the Closing Date) that has not been satisfied or waived by the Long Stop Date, and (ii) CFIUS has not by the Long Stop Date informed the Parties that there is a substantial possibility that the CFIUS Approval will not be granted, then the Long Stop Date shall automatically be extended by thirty (30) days.

(f)          by Seller at any time prior to the Closing, pursuant to the circumstances under which the Company is entitled to terminate the SPA in connection with any dilutive transaction to be effected by the Company (causing dilution to the Company of above 10%) or a M&A Transaction (as defined in Section 4.8 of the SPA) (a “Dilutive Transaction”). In the event that due to a Dilutive Transaction as further detailed in Section 4.8 of the SPA, the Seller exercises its right hereby granted to terminate this Agreement, then under such circumstances, the Seller shall pay the Purchaser a Termination Fee in an amount equal to 2% of the Purchase Price, i.e., US$1,162,314 (the “Termination Fee”) and provided further that such Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) available to the Purchaser in connection therewith for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the transactions contemplated under this agreement to be consummated (whether willfully, intentionally, unintentionally or otherwise). The Termination Fee due hereunder shall be paid to the Purchaser by wire transfer to an account designated in writing by the Purchaser, within thirty (30) business days after the date of such termination. In no event shall Seller be required to pay the Termination Fee on more than one occasion.

Privileged and Confidential	Execution Version

For the avoidance of doubt, “business day” herein shall mean any day other than a Saturday or a Sunday or a day on which commercial banking institutions in Israel, the US or Republic of China are authorized or obligated by Law or executive order to be closed. Any reference to “days” (unless business days are specified) shall mean calendar days.

8.          GENERAL PROVISIONS.

8.1          Miscellaneous.  Except as otherwise provided in this Agreement, the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of such Party’s respective successors, assigns, heirs, executors, administrators and legal representatives.  No Party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the other Party; provided, however, that either Party may freely assign its rights and obligations under this Agreement to an affiliate or in connection with a sale by any Party of all of its shares in an M&A Transaction (as defined in Section 4.8 of the SPA). The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.  This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part of this Agreement.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or other means of electronic delivery and upon such delivery the signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.  Neither this Agreement nor any provision may be amended except by written agreement signed by the parties.  No waiver of any breach or default shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default.

8.2          Governing Law; Jurisdiction.  This Agreement and all disputes and claims arising out of or in connection thereto shall be governed by and construed in accordance with the laws of Singapore (without regards to its conflict of law’s provisions). Any dispute arising out or in connection with this Agreement, including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre ("SIAC") in accordance with the Arbitration Rules of the SIAC (“SIAC Rules”) in force at the time of the request for arbitration which rules are deemed to be incorporated by reference in this clause. The arbitration shall take place in Singapore at the SIAC. The seat of the arbitration shall be Singapore. The arbitration proceeding shall be conducted in English. The arbitration award shall be final and binding on the Parties and shall not be subject to any appeal, and the Parties shall be bound thereby and shall act accordingly. Judgment on the award of the arbitrators may be enforced by any court of competent jurisdiction. The losing Party, as determined by the arbitrators, shall pay all out-of-pocket expenses incurred by the prevailing Party (including, without limitation, legal fees), as determined by the arbitrators in connection with any such dispute. Notwithstanding the foregoing, each Party shall retain the right to seek for provisional remedies, including interlocutory and/or injunctive reliefs, in any jurisdiction in which there is a breach by the other Party of any undertakings under this Agreement.

Privileged and Confidential	Execution Version

8.3          Notices.  Notices given pursuant to this Agreement shall be deemed duly given on the date of personal delivery, on the date sent by fax or three days after mailing if mailed by certified or registered mail, return receipt requested, postage prepaid, to the Party at its address on the signature page below or such other address of which the addressee may subsequently notify the other parties in writing.

8.4          Each Party hereto shall pay its own expenses in connection with the transaction contemplated herein.

8.5          Rights of Third Parties. A person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) of Singapore to enforce any of its terms.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Share Transfer Agreement to be duly executed as of the Effective Date.

SELLER: PRIORTECH LTD. By: Name: Title: Address: 10 Ha’Oman St. Migdal Ha’Emek Israel

PURCHASER: CHROMA ATE INC. By: Name: Title: Address: 1F., No.66, Huaya 1st Rd. Guishan Dist. Taoyuan City 333 Taiwan